Exhibit 99.2

Solid Biosciences Announces $109 Million Private Placement

Charlestown, MA – January 8, 2024 - Solid Biosciences Inc. (Nasdaq: SLDB), a life sciences company developing precision genetic medicines for neuromuscular and cardiac diseases, today announced that it has entered into a securities purchase agreement with a select group of institutional accredited investors for an approximately $108.9 million private placement, which is expected to close on or about January 11, 2024, subject to the satisfaction of customary closing conditions. The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

The private placement includes new and existing investors, including Perceptive Advisors, Adage Capital Partners LP, Deerfield Management Company, Invus, Janus Henderson Investors, Vestal Point Capital, LP, Bain Capital Life Sciences, RA Capital Management and an undisclosed life sciences investor, among others.

Citigroup and Cantor acted as joint lead placement agents to the Company in connection with the private placement.

In the private placement, the Company is selling 16,973,103 shares of common stock at a price of $5.53 per share and, in lieu of common stock, pre-funded warrants to purchase up to 2,712,478 shares of common stock at a price of $5.529 per pre-funded warrant. Each pre-funded warrant will have an exercise price of $0.001 per share, will be exercisable immediately and will be exercisable until exercised in full.

The Company expects to use net proceeds from the private placement to fund ongoing pipeline development programs, business development activities, and for working capital and other general corporate purposes.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Solid Biosciences

Solid Biosciences is a life sciences company focused on advancing a portfolio of gene therapy candidates and neuromuscular and cardiac programs, including SGT-003, for the treatment of Duchenne muscular dystrophy (Duchenne), SGT-501 for the treatment of catecholaminergic polymorphic ventricular tachycardia (CPVT), AVB-401 for the treatment of BAG3-mediated dilated cardiomyopathy, AVB-202-TT for the treatment of Friedreich’s ataxia, and additional assets for the treatment of fatal cardiac diseases. Solid is advancing its diverse pipeline across rare neuromuscular and cardiac diseases, bringing together experts in science, technology, disease management, and care. Patient-focused and founded by those directly impacted, Solid’s mandate is to improve the daily lives of patients living with these devastating diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the private placement; the anticipated use of proceeds from the private placement; the filing of a registration statement to register the resale of the shares and pre-funded warrant shares to be issued and sold in the private placement; future expectations, plans and prospects for the Company; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “working” and similar expressions. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to: whether the conditions for the closing of the private placement will be satisfied; risks associated with the ability to recognize the anticipated benefits of the Company’s acquisition of AavantiBio; the Company’s ability to advance SGT-003, SGT-501, AVB-401, AVB-202-TT and other preclinical programs and capsid libraries on the timelines expected or at all; obtain and maintain necessary approvals from the FDA and other regulatory authorities; replicate in clinical trials positive results found in preclinical studies of the Company’s product candidates; obtain, maintain or protect intellectual property rights related to its product candidates; compete successfully with other companies that are seeking to develop Duchenne and other neuromuscular and cardiac treatments and gene therapies, manage expenses; and raise the substantial additional capital needed, on the timeline necessary, to continue development of SGT-003, SGT-501, AVB-401, AVB-202-TT and other candidates, achieve its other business objectives and continue as a going concern. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Solid Biosciences Contact:

Leah Monteiro

VP, Investor Relations and Communications

617-766-3430

lmonteiro@solidbio.com